PROMISSORY NOTE

February 9, 2000

FOR VALUE RECEIVED, the undersigned (“Maker”) hereby promises to pay to the order of Electric Fuel Corporation, a Delaware corporation (“EFC”), twenty-five years from the date of this note, the principal sum of Three Hundred Twenty-Nine Thousand One Hundred Twenty-Three dollars (U.S. $329,163), together with simple interest from the date hereof on the principal amount at a per annum rate equal to 1% over the then-current federal funds rate announced from time to time by the Wall Street Journal. The Maker will accumulate such interest until the principal has been paid in full. All accrued but unpaid interest shall be due and payable at the stated or accelerated maturity hereof. This note may be prepaid in whole or in part at any time, without premium, penalty or prior notice.

In order to secure the prompt payment of the principal of, interest on, and all other amounts in respect of this Note as the same shall become due and payable, the Maker hereby pledges to EFC, and grants EFC a security interest in, the 131,665 shares (the “Pledged Shares”) of EFC’s Common Stock, $.01 par value, acquired with this note. The recourse under this note shall only be to the Pledged Shares.

To perfect EFC’s security interest in the Pledged Shares, the Maker shall deliver to EFC the stock certificate or certificates representing the Pledged Shares, together with stock powers duly endorsed in blank. EFC shall release its security interest in the Pledged Shares in proportion to payment of principal and interest owed hereunder.

This note shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of the State of New York.

IN WITNESS WHEREOF, I have hereunto set my hand as of this 9th day of February, 2000.

Robert S. Ehrlich

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